EXHIBIT 1



                          CONSENT OF BOARD OF DIRECTORS
                           IN LIEU OF SPECIAL MEETING
                                       OF
                                 POKER.COM INC.

The undersigned, being all of the Board of Directors of Poker.com Inc. (the "Company"), a Florida Corporation, in lieu of holding a director's special meeting to consider the same, hereby adopt and approve the following corporate resolutions and do hereby consent to the taking of the action therein set forth:

WHEREAS:

     A. The Board of Directors of the Company believe it is in the best interest of the Company to enter into an Master License Agreement between the Company, its wholly owned subsidiary, Skill Poker.com Inc. and Pokersoft Corporation A.V.V. of Curacao for the purpose of the exclusive development of the Skill Poker system based on Pokersoft's patent pending technology;

     B. Each of the directors of the Company has received a form of the Master License Agreement.

RESOLVED THAT:

1. The entry by the Company into the Master License Agreement (the "Agreement") in the form circulated to the directors of the Company, with such additions, omissions, or amendments thereto as may be approved by any one of the directors of the Company (such approval to be conclusively evidenced by the signing thereof) be authorized, approved, ratified and confirmed;

2. Any one director or officer of the Company is authorized and directed to execute and deliver the Agreement under seal or otherwise, with any such additions, omissions or amendments thereto, on behalf of the Company;

3. That the Company is hereby authorized to pay Pokersoft an initial license fee of US$30,000 as stipulated in the Agreement;

4. That the Company is hereby authorized to issue and deliver 3,000,000 common shares in the capital stock of the Company, pursuant to Regulation S of the Securities Act of 1933, as amended and pursuant to section 5.1 of Multilateral Instrument 45-103 of the British Columbia Securities Commission;

5. That the consideration received or to be received by the Company for such shares is hereby deemed adequate and upon receipt of the stated consideration by the Company, such shares be considered fully paid and non-assessable;

Approval of Other Transactions and Filings Related to the Issuance of Common
----------------------------------------------------------------------------
Shares
------

6. That the transactions described and contemplated in and related to the Agreement and the issuance of the common shares of the Company as set forth in the above resolutions hereby are, in all respects authorized, approved, ratified and confirmed;

7. That any director or officer is hereby authorized and empowered, any of them acting alone, in the name of and on behalf of the Company, to procure any authorizations or approvals or to do or cause to be done all such acts or things and to sign and deliver or cause to be signed and delivered, all such documents, including but not limited to, stock certificates, federal, state and provincial securities forms, filings, applications or other documents, with such amendments, additions and other modifications thereto, as such officer may deem appropriate, which shall be deemed conclusively evidenced by the execution and delivery thereof, and to carry out and fully perform the terms and provisions of such documents in order to carry into effect the foregoing resolutions and to fully effect the transactions contemplated in such resolutions.


Dated this 31st day of March, 2003.



/s/ Keith Andrews                /s/ Cecil Morris
-----------------------          -----------------------------
Keith Andrews, Director          Cecil Morris, Director









Accepted for filing in the Corporation's records this 31st day of March, 2003.

                                 /s/ Keith Andrews
                                 -----------------------------
                                 Keith Andrews, Director